Exhibit 10.1

Marketing Agreement

This Marketing Agreement ("**Agreement**"), is made and entered into as of this 28 day of December, 2007 by and between **AbsolutelyNew, Inc.**, a California corporation ("**AN**"), with a principal place of business at 60 Spear Street, San Francisco, CA 94105 and Revolutionary Concepts Inc. "**Client**"), registered at the address provided below.

AbsolutelyNew, Inc. is engaged in the business of developing, marketing, promoting and commercializing inventions primarily by procuring license agreements for such inventions. In accordance with the terms and conditions of this Agreement, including those contained in any attached Schedules, Attachments and Exhibits; Client has requested that AbsolutelyNew, Inc. provide, and AbsolutelyNew, Inc. has agreed to provide, on an exclusive basis, those services described below.

NOW, THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties hereto agree as follows:

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1. **Exclusive Representation**: During the Term (as defined below), AbsolutelyNew, Inc. will represent Client, and all of Client's future assignees, exclusively and throughout the world, in the marketing, promotion and commercialization of Client's invention, currently known as **Automated Audio Video Messaging and Answering System** and as more fully described by **U.S. Patent #7,193,644** (the "**Invention**"), to private labelers, distributors, manufacturers and/or any other potential licensees or acquirers of the Invention. Each such private labeler, distributor, manufacturer or other potential licensee or acquirer of the Invention contacted by AbsolutelyNew, Inc. shall hereinafter be referred to as a "**Potential Acquirer**".

   1.1. **Client's Right to Approve.** Client may, in his or her sole and absolute discretion, accept or reject any licensing or other acquisition arrangement brought to Client by AbsolutelyNew, Inc.

2. **Services.**

   2.1. **Marketing Services.** AbsolutelyNew, Inc. agrees to market and promote the Invention and to perform the marketing services more particularly described on Schedule 1, the "**Marketing Services**" for the duration of the Term.

3. **Consideration.** In consideration for the Services, Client shall pay to AbsolutelyNew, Inc. the following amounts:

   3.1. **Fee:** A fee in the amount of U.S. **$24,750** (the "**Fee**"), which **Fee** includes all expenses and costs incurred by AbsolutelyNew, Inc., including attendance by AbsolutelyNew, Inc. at all tradeshows that AbsolutelyNew, Inc. deems appropriate for the Invention. The Fee shall be paid according to the following schedule:

      3.1.1. $15,000 on the Effective Date; and

      3.1.2. Balance of **$9,750** due in **4** monthly installments of **$2,437.50** to be received by AbsolutelyNew, Inc. on the **15th** day of each month starting **02/01/2008** and ending **05/01/2008**.

   3.2. **Share of Proceeds:** A **20%** share of any proceeds received by Client (or AbsolutelyNew, Inc. on Client's behalf) during or after the Term as a result of any sale, license, assignment or other transfer of the Invention (as a result of AbsolutelyNew, Inc.'s efforts or otherwise) that occurs during the Term (such proceeds, the "**Royalties**") or during the Negotiation Period described in Section 5.1.

3.2.1. **Recoupment.** Client is entitled to recoup the Fee paid from Royalties before AbsolutelyNew, Inc. begins to receive its Royalty share specified above.

4. **Project Start**. AbsolutelyNew, Inc. will begin work when (1) both parties hereto have signed this Agreement, and (2) AbsolutelyNew, Inc. has received the Fee (or such portion of the fee as agreed to by the parties) in accordance with Section 3.1 (the first such date both of these conditions have been met, the "**Effective Date**"). If Client is late in the payment of any part of the Fee, AbsolutelyNew, Inc. may, in its sole discretion, choose to delay or suspend performance of the Services until full payment is received.

5. **Project Schedule and Length.** AbsolutelyNew, Inc.'s performance shall begin on the Effective Date, and continue for **9 months** from such date **(the "Initial Term")**. AbsolutelyNew, Inc. and Client may extend the Initial Term on terms agreed upon by the parties (the Initial Term, plus all extensions, the "**Term**"). Client shall not be charged for any extensions to the Initial Term.

   5.1. **Negotiation Period.** If the Term expires while negotiations with any Potential Acquirer(s) are in progress, AbsolutelyNew, Inc. shall be entitled to continue, at its own expense, to negotiate or finalize an agreement with such Potential Acquirer on an exclusive basis for up to one (1) year. AbsolutelyNew, Inc. will be entitled to its share of any Royalties arising from any sale, license, assignment or other transfer of the Invention finalized to or with the Potential Acquirer during this negotiating period.

6. **Client Responsibilities.** Client hereby acknowledges and understands that Client's cooperation with AbsolutelyNew, Inc. is essential to the performance of AbsolutelyNew, Inc.'s duties hereunder. Toward that end, Client agrees as follows:

   6.1. **Patents.** Revolutionary Concepts Inc. represents that, in connection with the Invention, he or she owns a valid and enforceable U.S. patent (and all maintenance fees thereon have been paid) or an application therefore has already been filed by Client. If Client's patent is pending or provisional, Client shall provide AbsolutelyNew, Inc. with a copy of the patent application, including any and all filed claims relating thereto. Client further represents that either (i) he or she is the sole and exclusive owner of the Invention and all intellectual property rights comprising the Invention (collectively, the "**Rights**"), or (ii), if there is more than one owner of the Invention and/or the Rights, Client has disclosed such other owners to Amazing Innovations. Client agrees to promptly inform AbsolutelyNew, Inc. if he or she agrees to sell, license, assign or otherwise transfer any of the Rights to any third party.

   6.2. **Support Materials.** To the extent Client possesses such items and to better enable AbsolutelyNew, Inc. to market the Invention, Client agrees to provide AbsolutelyNew, Inc. any photographs, videos, samples, prototypes, models, conceptual renderings or any other device or image embodying the Invention.

   6.3. **Publicity.** Client may be asked to participate in radio and/or television shows or interviews by members of the media. In such instances, Client agrees to cooperate with AbsolutelyNew, Inc. to help promote the Invention and to take all reasonable steps to publicize AbsolutelyNew, Inc.'s role as Client's representative in commercializing the Invention.

   6.4. **Disclosure of Invention.** Client shall provide AbsolutelyNew, Inc. all technical information and know-how regarding the Invention to enable AbsolutelyNew, Inc. to undertake and perform the Marketing Services identified in this agreement in pursuit of approved potential Acquires. Notwithstanding any confidentiality obligations imposed by law or contained in any agreement between the parties to the contrary (which obligations are hereby waived), Client acknowledges and agrees that AbsolutelyNew, Inc. (or any of its affiliates) may reveal such details of the Invention as are necessary to promote and market the Invention in legitimate trade circles and to allow AbsolutelyNew, Inc. to otherwise perform its duties under this Agreement.

6.5. **Consultation and Further Assurances.** Client agrees to be available for consultation when necessary for AbsolutelyNew, Inc. to perform its services and to provide all approvals and consents required in a reasonable and prompt manner. If Client agrees to sell, license, assign or otherwise transfer the Invention to a Potential Acquirer, Client also agrees to take such actions as may be reasonably requested by AbsolutelyNew, Inc. (or a Potential Acquirer) to evidence or effectuate any such sale, license, assignment or other transfer of the Invention.

6.6. **Communication with Potential Acquirers.** During the Term, Client agrees not to contact any Potential Acquirer without the prior written consent of AbsolutelyNew, Inc. And AN undertakes to keep the client informed of all Potential Acquirers with which contact is made

7. **Client Materials and Ownership.** After the expiration of the Term, Client may retain and use all brochures, research and other materials generated on Client's behalf in connection with the Marketing Services (collectively, the "**Client Marketing Materials**"). Nothing contained in this section or otherwise shall be construed to grant Client any right or interest whatsoever in any processes, techniques, know-how, methods, strategies, databases or any other proprietary information that AbsolutelyNew, Inc. or its affiliates utilize to create the Client Marketing Materials or the performance of the Services. Further, nothing contained herein shall be construed as granting AbsolutelyNew, Inc. an ownership interest in the Invention or any of the Rights.

8. **Expectations.** AbsolutelyNew, Inc. shall work in good faith to secure a sale, license or other acquisition of the Invention on behalf of Client. However, Client understands and acknowledges that entering into this Agreement does not guarantee or imply the successful sale, licensing or other acquisition of the Invention by any third party.

9. **Independent Parties.** AbsolutelyNew, Inc. and Client are independent principals in all relationships and actions under, and contemplated by, this Agreement. This Agreement shall not be construed to create any employment relation, partnership, joint venture, or agency relationship between the parties or to authorize any party to enter into any commitment or agreement binding on the other.

10. **Client Representation.** Client represents that he or she is regularly engaged in a trade, business, or profession which has either a net worth of one hundred thousand dollars ($100,000) or more or gross receipts from any source of fifty thousand dollars ($50,000) or more during the calendar year in which this Agreement is signed.

11. **Indemnification.** Client shall indemnify, defend and hold harmless AbsolutelyNew, Inc., its affiliates and each of their respective officers, directors, equity holders, employees and agents, against any and all claims, suits, losses, liabilities, damages, costs, fees and expenses resulting from or arising, directly or indirectly, out of any untruth, inaccuracy, misrepresentation or breach of the representations made by Client in Sections 6.1 or 10.

12. **Entire Agreement. THIS AGREEMENT, INCLUDING ALL SCHEDULES AND ATTACHMENTS ATTACHED HERETO, CONTAINS THE ENTIRE UNDERSTANDING BETWEEN THE PARTIES WITH RESPECT TO THE FEE TO BE PAID BY CLIENT AND THE SERVICES TO BE PROVIDED BY ABSOLUTELYNEW, INC., NO REPRESENTATIONS, STATEMENTS OR INDUCEMENTS ORAL OR WRITTEN, NOT CONTAINED HEREIN SHALL BIND EITHER PARTY.**

13. **Termination.** Except with respect to those provisions that survive such expiration by their terms (including, without limitation, the representations contained in Section 6.1, 10 and 11), this Agreement shall terminate upon the expiration of the Term or, at AbsolutelyNew, Inc.'s option, when Client defaults in any of its payment obligations hereunder.

14. **ARBITRATION. THE PARTIES SHALL SUBMIT ALL DISPUTES OCCURRING DURING OR AFTER THE TERM RELATING TO THIS AGREEMENT TO BINDING ARBITRATION IN ACCORDANCE WITH THE APPLICABLE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (THE "CODE") BEFORE A SINGLE NEUTRAL ARBITRATOR SELECTED BY THE**

AMERICAN ARBITRATION ASSOCIATION ("AAA"). EITHER PARTY MAY ENFORCE THE AWARD OF THE ARBITRATOR UNDER THE CODE. THE PARTIES UNDERSTAND THAT THEY ARE WAIVING THEIR RIGHTS TO A JURY TRIAL. THE ARBITRATION SHALL BE CONDUCTED IN ACCORDANCE WITH THE THEN EXISTING COMMERCIAL ARBITRATION RULES OF THE AAA AND SHALL TAKE PLACE IN THE CITY OF SAN FRANCISCO, CALIFORNIA, AT A TIME AND PLACE SELECTED BY THE ARBITRATOR.

15. **Limitation of Liability.** The liability of AbsolutelyNew, Inc., its agents and employees to Client as a result of any act or omission shall not exceed an aggregate limit of the amount of the fee Client has paid to AbsolutelyNew, Inc. under this Agreement, regardless of the legal theory under which such liability is imposed.

16. **Forum Selection and Choice of Law.** Subject to Arbitration section and without limiting the mandatory nature of the provisions contained therein, only an appropriate state or federal district court located in the County of San Francisco, California shall have jurisdiction over any dispute occurring during or after the Term arising out of or relating to this Agreement. This Agreement shall be interpreted under the laws of California, excluding any laws that direct the application of another jurisdiction's laws.

17. **Record Retention.** AbsolutelyNew, Inc. is required to maintain all records and correspondence relating to the performance of the Services for the Client for a period of at least three (3) years after the expiration of this Agreement. All such records and correspondence shall be maintained in the custody of AbsolutelyNew, Inc. at 60 Spear Street, San Francisco, California, 94105 and offsite. The records and correspondence relating to the services rendered to the Client will be made available to the Client, or the Client's representative, for review and copying at the Client's expense on AbsolutelyNew, Inc.'s premises during normal business hours upon seven (7) days' written notice; beginning the date the notice is placed in the United States mail properly addressed, first-class postage prepaid.

18. **Execution: THE PARTIES HAVE CAREFULLY READ THIS AGREEMENT AND BY SIGNING IT AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.**

The 7 day period during which you may cancel this contract for any reason by mailing or delivering written notice to AbsolutelyNew, Inc. will expire 7 days from the date you receive a fully executed copy of this contract. If you choose to mail your notice, it must be placed in the United States mail properly addressed first-class postage prepaid and postmarked before midnight of that date. If you choose to deliver your notice to AbsolutelyNew, Inc. directly, it must be delivered by the end of business on that date.

"Client"	"AbsolutelyNew, Inc."	Approved by AN Executive:
By: [signature]	By: [signature]	By: [signature]
Name: Ronald Carter	Name: Zsuzsanna Debreceni-Kis Director, Innovation Group	Executive Member
Date: 12-31-07	Date: 12-28-07	Date: 12/28/07

Address: 2622 Ashby Woods Dr.
Matthews, NC 28105

Home Ph:
Work Ph:
Mobile Ph: (704)622-6327
Fax: NA
Email: ronc3311@aol.com

SCHEDULE 1

MARKETING SERVICES

AbsolutelyNew, Inc. shall perform the following Marketing Services:

1. Thoroughly examine the Invention for all of its marketable features;

2. Prepare and deliver to Client, within thirty (30) days of the Effective Date, a marketing research report, which report shall include an industry analysis and an initial list of names and addresses of Potential Acquirers that will form the basis of AbsolutelyNew, Inc.'s marketing for the Invention;

3. Prepare and deliver to Client, within forty-five (45) days of AbsolutelyNew, Inc.'s receipt of all items from Client pursuant to Section 6.2, a Marketing Package, which shall include a one page, full-color marketing sheet as well as any other photographs, designs, and illustrations that AbsolutelyNew, Inc. deems will serve to enhance the marketability of the Invention;

4. Prepare an introductory cover letter or email to introduce the Invention to Potential Acquirers;

5. Contact key industry personnel telephonically, electronically or in person to discuss possible commercial uses and licenses for the Invention;

6. Mail the Marketing Package and introductory cover letter to Potential Acquirers;

7. Provide Client with information concerning the progress and results of all the above-described services taken to promote the Invention. Client is entitled to receive names and addresses of the key people contacted by AbsolutelyNew, Inc.;

8. Represent the Invention at tradeshows that AbsolutelyNew, Inc. deems appropriate for the Invention;

9. Represent Client in negotiations with anyone who indicates an appropriate interest in the Invention; make offers to, or accept offers from, such persons on terms approved by Client; and manage any Royalty collections and distributions on behalf of Client in accordance with the terms of this Agreement.

10. Provide Client with a written report after the initial mailing, at the end of the contract term and as AbsolutelyNew, Inc. deems necessary (usually monthly, and at least quarterly) during the contract term. The reports will include information concerning the progress and results of the effort to promote the Invention. In the event Client fails to receive any report (which failure shall not be deemed a material breach), Client may contact AbsolutelyNew, Inc. to request it.

ATTACHMENT 1

ADDITIONAL STANDARD TERMS

Fees

AbsolutelyNew, Inc. does not intend to expend more for the performance of the Services than the amount of the Fee. However, when AbsolutelyNew, Inc. negotiates an agreement with a Potential Acquirer to license the invention on behalf of the Client, AbsolutelyNew, Inc. may expend up to thirty-five thousand dollars ($35,000) of its own resources in addition to the Fee paid by the Client. AbsolutelyNew, Inc. may pay a commission of up to eight percent (8%) of the Fee to its employees. None of the Fee will be expended for services relating to patent acquisition or advice.

Prototypes

If an adequate prototype or model of the Invention is not available, Client may request that AbsolutelyNew, Inc. create one for the purpose of illustrating or demonstrating the Invention. Client shall bear the full cost of creating any prototype or model so requested, which cost shall be set forth in the terms and conditions of a separate agreement for the creation of the prototype or model.

Client Relations

AbsolutelyNew, Inc. evaluates the Client and the size of the potential market for the Client's invention. AbsolutelyNew, Inc. does not evaluate any Invention for its commercial potential, nor has it done so in the past. Consequently, AbsolutelyNew, Inc. has provided no positive or negative evaluation of this or any other idea, invention or product. AbsolutelyNew, Inc. and the officers of AbsolutelyNew, Inc. are currently affiliated with Science + Technology LLC. We have acquired the contracts, Clients and some employees from Inventors' Publishing and Research and the completed contract figures below are based on that acquisition.

AbsolutelyNew, Inc. currently has five hundred sixty-five (565) Clients with contracts in progress. Of the one thousand six hundred thirty-eight (1638) Client contracts completed, eighty (80) Clients obtained licensing agreements. This five percent (5%) success rate compares very favorably to the two percent (2%) rate cited on the U.S. Patent & Trademark Office website. Furthermore, five (5) of the licensed Clients have already earned more in royalties than they paid for marketing services.

Client Satisfaction

Client satisfaction is very important to us at AbsolutelyNew, Inc. That is why we survey our clients at the beginning, middle, and at the end of every engagement. Based on the most recent compilation of results, eighty-nine percent (89%) of respondents would recommend us at the beginning, ninety-one percent (91%) would recommend us in the middle and ninety-five percent (95%) would recommend us at the end of their engagement.

Customer service suggestions, comments and compliments should be addressed to: Lisa Roundtree-Fitzpatrick at AbsolutelyNew, Inc., 60 Spear Street, San Francisco, California 94105; Telephone: 1-800-627-5382 x175; lrfitzpatrick@absolutelynew.com. AbsolutelyNew, Inc.'s registered agent for service of process is Kevin Jaffe at 60 Spear Street, San Francisco, California 94105.